EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Doug Farrell

Vice President of Investor Relations

408-731-5285

AFFYMETRIX REPORTS FIRST QUARTER 2007 RESULTS

Company provides fiscal year 2007 guidance for total revenue of $365 to $385 million

Santa Clara, Calif. — April 25, 2007 — Affymetrix Inc., (Nasdaq: AFFX) today reported its operating results for the first quarter of 2007.  The Company reported net loss of approximately $4.0 million or $0.06 per diluted share in the first quarter of 2007, which includes restructuring charges of $5.4 million or $0.05 per diluted share, as compared to net income of $1.8 million or $0.03 per diluted share in the first quarter of 2006.

Total revenue for the first quarter was $80.4 million, as compared to total revenue of $86.4 million in the first quarter of 2006.  Product and product related revenue was $71.3 million, product sales to Perlegen Sciences, Inc. were $6.7 million and royalties and other revenue were $2.4 million for the first quarter of 2007.

First quarter sales included GeneChip® consumable revenue of $60.0 million, consisting of array revenue of $35.7 million, reagent revenue of $13.6 million, genotyping services revenue of $4.0 million and $6.7 million of Perlegen revenue. Additionally, the Company reported instrument revenue of $8.5 million in the first quarter of 2007.  Affymetrix shipped 41 GeneChip systems in the quarter, bringing its cumulative systems shipped to around 1590 at the end of the first quarter.

Cost of product sales and product related revenue were $26.2 million in the first quarter of 2007 compared to $25.5 million in the same period of 2006.  Product and product related gross margin was 63.3 percent in the first quarter of 2007 compared to 67.8 percent in the first quarter of 2006.

Research and development expenses were $19.2 million during the first quarter of 2007 compared to $23.5 million in the first quarter of 2006.

Selling, general and administrative expenses were $35.9 million for the first quarter of 2007 compared to $38.8 million in first quarter of 2006.

Restructuring charges were $5.4 million for the first quarter of 2007.  Restructuring activities are planned to be completed in the third quarter of 2007.

Financial Outlook for 2007

For fiscal 2007, the Company projects total revenue in the range of $365 million to $385 million. The Company plans to exit the year with a gross margin in the mid-60% range. The Company is forecasting total operating expenses of $220 million as well as total restructuring charges of $15 million for the full-year.

Quarterly Highlights

DNA Analysis

•                  Affymetrix announced in February the full commercial launch of its SNP Array 5.0, the Company’s most comprehensive single array for genetic studies. Researchers are currently using the SNP Array 5.0 to better identify and understand complex diseases such as autism, autoimmunity, bipolar disease, cancer, diabetes and heart disease.

•                  Published in the April 12, 2007 issue of ScienceExpress, Wellcome Trust Case Control Consortium researchers reported their initial findings resulting from a study of nearly 40,000 samples. When analyzed for type 2 diabetes susceptibility, they found the presence of a common variant in the FTO gene predisposes the patient to diabetes and childhood and adult obesity.

•                  Using the Affymetrix 10K SNP array to screen for gene copy number changes, researchers at University Medical Center Hamburg, University Hospital Basel and the King Faisal Specialist Hospital, Riyadh identified an estrogen receptor gene, ESR1, which is frequently amplified in breast cancer.  Published in the April 8, 2007 issue of Nature Genetics, the results suggest ESR1 amplification may be prevalent in proliferative breast disease and may appear as an early genetic marker of a large number of breast cancers.

RNA Analysis

•                  Affymetrix launched its GeneChip Human Gene 1.0 ST Array, the latest addition to its whole-transcript assay-based gene expression product family. The Human Gene 1.0 ST Array is a cost-effective gene expression profiling option for new microarray users. Its affordable price and simplified workflow will enable more scientists to incorporate microarray technology in their research more often.

•                  The Company announced the commercial launch of its GeneChip HT Array Plate System, a full microarray processing platform that analyzes up to 96 samples at a time. The HT Array Plates offer the same comprehensive, validated content as the traditional cartridges in a format designed for larger-scale studies. The complete system increases productivity for large-scale gene expression studies by decreasing processing time, improving data consistency and reducing overall costs.

Molecular Diagnostics

•                  The Company announced that the Affymetrix Clinical Services Laboratory (ACSL) successfully passed the State of California survey for CLIA (Clinical Laboratory Improvement Amendments) certification on April 9, 2007. The State of California inspector gave ACSL permission to begin offering microarray-based molecular diagnostic patient and clinical trial testing services.  These services are designed to improve healthcare and help customers develop personalized tests and therapies faster than ever before.

Partnerships

•                  Affymetrix and NuGEN Technologies Inc. announced their agreement to co-market a solution that enables researchers to access FFPE (formalin-fixed, paraffin-embedded) tissue samples derived from years of clinical studies previously inaccessible by traditional RNA amplification methods.

•                  The Company announced the launch of the Collaborations in Cancer Research Program, an alliance between Affymetrix and up to 30 leading European cancer researchers. As part of the program, Affymetrix will partially fund selected research projects that demonstrate clinical utility, enabling participants to develop new approaches to elucidate cancer mechanisms and to accelerate discoveries in more than 10 different forms of cancer.

Litigation

•                  Affymetrix announced that the United States District Court for the District of Delaware returned a verdict in favor of Affymetrix in its patent infringement suit against Illumina Inc. The jury found that Illumina’s arrays, scanners, software, and related products infringed on one or more claims of all five of Affymetrix’ patents-in-suit (5,535,531, 5,795,716, 6,355,432, 6,399,365, and 6,646,243). The jury found that the proper royalty rate was 15 percent, and awarded total damages of more than $16 million for the period of 2002-2005.

Management

•                  The Company announced that Robert P. Wayman, former executive vice president and chief financial officer at Hewlett-Packard, has been elected to the Affymetrix’ board of directors.

Affymetrix’ management team will host a conference call on April 25, 2007 at 2:00 p.m. PT to review its operating results for the first quarter of 2007. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (866) 500-AFFX, international: (706) 643-2771.

A replay of this call will be available from 5:00 p.m. PT on April 25, 2007 until 8:00 p.m. PT on May 2, 2007 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291. The passcode for both replays is 4871784. An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.affymetrix.com.

About Affymetrix

Affymetrix GeneChip® microarray technology is the industry-standard tool for analyzing complex genetic information. After inventing microarray technology in the late 1980s, Affymetrix scientists have been dedicated to developing innovative products that provide researchers with a more complete view of the genome. These products continue to accelerate genetic research and enable scientists to develop diagnostics and tailor treatments for individual patients by identifying and measuring the genetic information associated with complex diseases.

Today, Affymetrix technology is used by the world’s top pharmaceutical, diagnostic and biotechnology companies, as well as leading academic, government and not-for-profit research institutes. More than 1,500 systems have been shipped around the world and more than 8,500 peer-reviewed papers have been published using the technology.

Affymetrix is headquartered in Santa Clara, Calif., and has manufacturing facilities in Sacramento, Calif., and Singapore. The company has about 1,100 employees worldwide and maintains sales and distribution operations across Europe and Asia. For more information about Affymetrix, please visit the company’s website at www.affymetrix.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements in this press release that are not historical are “forward-looking statements” under the federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to: risks related to the Company’s ability to achieve and sustain higher levels of revenue and improved gross margins and operating income (including risks related to the outcome of the Company’s previously announced efforts to reduce expenses in the general and administrative functions including the rationalization of the Company’s facilities); uncertainties relating to the Company’s restructuring charges; uncertainties relating to technological approaches, manufacturing (including risks related to resolving any manufacturing problems) and product development; uncertainties relating to changes in senior management personnel and structure; uncertainties related to cost and pricing of Affymetrix products; risks relating to dependence on collaborative partners; uncertainties relating to sole source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection; and risks relating to intellectual property and other litigation. These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2006 and other SEC reports. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations or any change in events, conditions, or circumstances on which any such statements are based.

PLEASE NOTE:

Affymetrix, the Affymetrix logo and GeneChip are trademarks owned or used by Affymetrix, Inc.

— Financial Charts to Follow —

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	March 31,	December 31,
	2007	2006
		(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$96,253	$119,063
Restricted cash	8,113	—
Available-for-sale securities — short-term	146,851	118,088
Accounts receivable	61,671	75,553
Accounts receivable from Perlegen Sciences	3,875	2,290
Inventories	59,148	46,506
Deferred tax assets—current portion	14,345	13,534
Prepaid expenses and other current assets	7,750	8,858
Total current assets	398,006	383,892
Available-for-sale securities—long term	—	10,601
Property and equipment, net	143,295	141,322
Acquired technology rights, net	53,043	55,125
Goodwill	125,050	124,916
Deferred tax assets—long-term portion	32,472	29,170
Notes receivable from employees	517	2,186
Other assets	35,532	34,003
Total assets	$787,915	$781,215

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$49,785	$62,893
Deferred revenue — current portion	37,571	30,697
Total current liabilities	87,356	93,590
Deferred revenue — long-term portion	9,478	9,562
Other long-term liabilities	10,140	5,100
Convertible notes	120,000	120,000
Stockholders’ equity:
Common stock	685	679
Additional paid-in capital	686,178	674,428
Accumulated other comprehensive loss	(852)	(1,717)
Accumulated deficit	(125,070)	(120,427)
Total stockholders’ equity	560,941	552,963
Total liabilities and stockholders’ equity	$787,915	$781,215

Note 1:               The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2006.

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended
	March 31,
	2007	2006
Revenue
Product sales	$57,807	$65,972
Product related revenue	13,528	13,243
Total product and product related revenue	71,335	79,215
Royalties and other revenue	2,422	1,876
Revenue from Perlegen Sciences	6,678	5,300
Total revenue	80,435	86,391

Costs and expenses:
Cost of product sales	19,721	19,074
Cost of product related revenue	6,475	6,441
Cost of revenue from Perlegen Sciences	2,421	1,584
Research and development	19,227	23,501
Selling, general and administrative	35,858	38,766
Restructuring	5,371	—
Total costs and expenses	89,073	89,366
Loss from operations	(8,638)	(2,975)
Interest income and other, net	2,751	4,287
Interest expense	(415)	(424)

(Loss) income before income taxes	(6,302)	888
Income tax benefit	2,296	937
Net (loss) income	$(4,006)	$1,825

Basic net (loss) income per common share	$(0.06)	$0.03
Diluted net (loss) income per common share	$(0.06)	$0.03

Shares used in computing basic net (loss) income per share	67,905	67,213
Shares used in computing diluted net (loss) income per share	67,905	68,680